Exhibit 99.1

NEWS RELEASE

INSYS Therapeutics Appoints Trudy Vanhove to Board of Directors

PHOENIX—April 2, 2018—INSYS Therapeutics, Inc. (NASDAQ: INSY), a leader in the development, manufacture and commercialization of pharmaceutical cannabinoids and spray technology, today announced the appointment of Trudy Vanhove as a new independent member of its Board of Directors. Given her extensive experience in clinical development and medical affairs, Dr. Vanhove will also serve on the Board’s R&D committee.

“Trudy’s deep understanding and knowledge of pharmaceutical drug discovery, development and education from her more than 20-year career in the industry will greatly enhance the company’s expertise in this critically important functional area,” said Steven Meyer, chairman of the INSYS Therapeutics Board of Directors. “We look forward to her insightful contributions.”

Dr. Vanhove has served as a vice president of medical affairs and, subsequently, R&D search and evaluation at Jazz Pharmaceuticals in Palo Alto, Calif. since 2012. She began her career at Abbott Laboratories in 1996. Dr. Vanhove earned an M.D. and a Ph.D. in pharmacology from the Catholic University in Leuven, Belgium. Her education also includes a fellowship in clinical pharmacology at Stanford University and an executive M.B.A. from St. Mary’s College in California. A recipient of numerous awards, patents and scholarships, she has contributed to the medical literature as the lead author or a co-author on dozens of peer-reviewed journal articles.

About INSYS

INSYS Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve patients’ quality of life. Using proprietary spray technology and capabilities to develop pharmaceutical cannabinoids, INSYS is developing a pipeline of products intended to address unmet medical needs and the clinical shortcomings of existing commercial products. INSYS is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with a significant unmet need.

Forward-Looking Statements
This news release contains forward-looking statements including regarding our belief that Dr. Vanhove’s addition to the board will enhance and expand the company’s expertise in drug discovery, development and education. These forward-looking statements are based on management’s expectations and assumptions as of the date of this news release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to, risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this news release, and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

CONTACT:	Corporate Communications	Investor Relations
	Joe McGrath	Jackie Marcus or Chris Hodges
	INSYS Therapeutics	Alpha IR Group
	480-500-3101	312-445-2870
	jmcgrath@insysrx.com	INSY@alpha-ir.com